Exhibit 99.1

Monaco Coach Corporation Letterhead

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:

Mike Duncan - Investor Relations

Monaco Coach Corporation

(541) 686-8011

http://www.monaco-online.com/

MONACO COACH CORPORATION REPORTS

FIRST QUARTER 2004 RESULTS

COBURG, Oregon, April 28, 2004 — Monaco Coach Corporation (NYSE: MNC) today reported revenue for its first quarter ended April 3, 2004. First quarter earnings per share were 40 cents, on record quarterly revenue of $355.0 million. Net income for the first quarter was $11.9 million. Operating income for the first quarter was $19.7 million. First quarter motorhome sales totaled 2,142 units and first quarter towable recreational vehicles totaled 994 units for a total of 3,136.

“We’re pleased to announce record quarterly revenue and unit sales,” stated Monaco Coach Corporation Chairman and Chief Executive Officer Kay Toolson. “Retail demand for recreational vehicles remains strong, and the debut of our first 2005 motor-home models was met with a very positive dealer and consumer response at recent retail shows. Also, our towable unit sales reached record quarterly levels, bolstered by demand for our new toy-haulers and lower-priced towable models. Furthermore, through the first three weeks of the second quarter, retail registrations have outpaced our production levels, which is reflected in our solid order backlog.”

Monaco Coach Corporation President John Nepute added, “We continue to monitor the commodity pricing environment, specifically materials such as steel, copper, aluminum and many petroleum-based products. Price increases in these areas are reflected in our raw materials costs, as well as in several component costs from our suppliers. Additionally, our freight expenses rose due to higher fuel prices. As a result, we implemented modest price increases to offset rising costs on all of our products to take effect in the second quarter.”

Monaco Coach Corporation Vice President and Chief Financial Officer Marty Daley stated, “Margins were impacted as a result of higher commodity prices and a production mix shift toward lower-margin products. However, we benefited from greater labor efficiencies, reduced warranty and legal settlement expenses, and lower indirect manufacturing costs.”

Daley continued, “We expect demand to drive second quarter revenues to approximately $360-$370 million. This sales level, combined with the shift in production mix, should allow for second quarter gross margins between 12.45% and 12.65%, with sales, general, and administrative expenses expected in the 7.2% to 7.4% range.”

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Indiana, Monaco Coach Corporation is one of the nation’s leading manufacturers of recreational vehicles. The company offers customers luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie and Royale Coach brand names.

The statements above regarding strong retail demand for recreational vehicles, positive dealer and consumer response to the Company’s 2005 model offerings, the Company’s ability to increase production rates, and the Company’s revenue, gross margin and sales, general, and administrative expenses guidance for the second quarter of 2004 are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including slower than anticipated sales of new and existing products, a general slowdown in the economy, new product introductions by competitors, or the loss of dealers or a deterioration in the relationships with dealers. Please refer to the Company’s SEC reports, including but not limited to the most recent annual report on Form 10-K for 2003, and the 2003 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http:www.sec.gov

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited: dollars in thousands, except share and per share data)

	January 03, 2004	April 03, 2004
ASSETS
Current assets:
Cash	$13,398	$22,776
Trade receivables, net	89,170	114,617
Inventories	127,746	146,552
Resort lot inventory	13,978	10,618
Prepaid expenses	3,029	6,575
Deferred income taxes	33,836	33,676
Total current assets	281,157	334,814

Property, plant and equipment, net	141,662	141,456
Debt issuance costs, net of accumulated amortization of $815,	596	467
and $944, respectively
Goodwill	55,254	55,254

Total assets	$478,669	$531,991

LIABILITIES
Current liabilities:
Current portion of long-term note payable	$15,000	$15,000
Accounts payable	64,792	103,867
Product liability reserve	20,723	19,602
Product warranty reserve	29,643	30,712
Income taxes payable	3,395	6,362
Accrued expenses and other liabilities	26,373	29,930
Total current liabilities	159,926	205,473

Long-term note payable	15,000	11,250
Deferred income taxes	17,495	17,794
Total liabilities	192,421	234,517

STOCKHOLDERS' EQUITY
Common stock, $.01 par value; 50,000,000 shares authorized, 29,246,143 and 29,297,031 issued and outstanding respectively	292	293
Additional paid-in capital	54,919	55,687
Retained earnings	231,037	241,494
Total stockholders' equity	286,248	297,474
Total liabilities and stockholders' equity	$478,669	$531,991

 MONACO COACH CORPORATION

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited: dollars in thousands, except share and per share data)

	Quarter Ended
	March 29, 2003	April 03, 2004

Net sales	$273,574	$354,976
Cost of sales	239,968	310,493
Gross profit	33,606	44,483

Selling, general and administrative expenses	25,649	24,800
Amortization of goodwill	0	0
Operating income	7,957	19,683

Other income, net	206	86
Interest expense	(1,012)	(405)
Income before income taxes	7,151	19,364

Provision for income taxes	2,825	7,441

Net income	$4,326	$11,923

Earnings per common share:
Basic	$.15	$.41
Diluted	$.15	$.40

Weighted average common shares outstanding:
Basic	28,956,906	29,296,193
Diluted	29,340,788	29,967,452

Units Sold:	2,367	3,136

 MONACO COACH CORPORATION

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited: dollars in thousands)

	Quarter Ended
	March 29, 2003	April 03, 2004

Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income	$4,326	$11,923
Adjustments to reconcile net income to net cash
used (provided) by operating activities:
Loss on sale of assets	16	78
Depreciation and amortization	2,262	2,536
Deferred income taxes	(1,009)	459
Changes in working capital accounts:
Trade receivables, net	17,821	(25,447)
Inventories	(24,292)	(18,805)
Resort lot inventory	2,606	3,360
Prepaid expenses	792	(3,547)
Accounts payable	9,861	39,075
Product liability reserve	1,091	(1,120)
Product warranty reserve	(1,071)	1,068
Income taxes payable	2,592	2,967
Accrued expenses and other liabilities	(2,664)	3,556
Net cash provided by operating activities	12,331	16,103
Cash flows from investing activities:
Additions to property, plant and equipment	(8,439)	(2,553)
Proceeds from sale of assets	687	145
Net cash used in investing activities	(7,752)	(2,408)
Cash flows from financing activities:
Book overdraft	14,698	0
Payments on lines of credit, net	(15,713)	0
Payments on long-term note	(4,333)	(3,750)
Debt issuance costs	(11)	129
Dividends paid	0	(1,465)
Issuance of common stock	780	769
Net cash used by financing activities	(4,579)	(4,317)
Net change in cash	0	9,378
Cash at beginning of period	0	13,398
Cash at end of period	$0	$22,776